Exhibit 10.1

SUMMARY OF BOARD COMPENSATION

The following is a summary of the compensation for non-employee directors serving on the Avanir Pharmaceuticals Board of Directors.

Annual Retainer Fee:	Dollars ($)
Chairman of the Board	$40,000
All other non-employee directors	$25,000
Audit Committee Chairman	$6,000
Chairman of other standing Board committees	$4,000
Board and Committee Meeting Attendance Fees:	Dollars ($)
Board meeting	$1,500
Audit Committee meeting – Committee Chairman	$2,000
Audit Committee meeting – Other than Chairman	$1,500
Standing Board Committee meeting (excluding Audit) – Committee Chairman.	$1,250
Standing Board Committee meeting (excluding Audit) – Other than Chairman	$750
Fair Value of
Equity-based compensation	Equity Award
Annual equity grant to sitting directors (3-year vesting)*	$100,000
Initial equity grant to newly elected directors (4-year vesting)**	$200,000

*	Represents a grant of restricted stock or restricted stock units with three-year vesting, subject to continued service during that time. Award shares may not be sold or transferred until the director’s service terminates (subject only to certain limited exceptions). Award will be granted following each Annual Meeting of Shareholders.

**	Represents a one-time option grant upon initial election to the board, with the value of the award to be determined pursuant to a Black-Scholes model (modified as appropriate by the Company consistent with FAS 123R). This option will vest and become exercisable over four years, subject to continued service during that time. Shares acquired upon exercise may not be sold or transferred until the director’s service terminates (subject only to certain limited exceptions).

Additionally, non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings and in attending continuing education seminars, to the extent that attendance is required by the Board or the committee(s) on which that director serves.